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                                                                    EXHIBIT 11.1

                            STERLING COMMERCE, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                 (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
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                                                          THREE MONTHS
                                                             ENDED
                                                          DECEMBER 31,
                                                             1996
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Primary:
Average shares outstanding.............................      75,000
Net effect of dilutive stock
options-based on the treasury stock
method using average market price.....................        1,855
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Total..................................................      76,855
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Net income.............................................      16,060
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Per share amount.......................................     $  0.21
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Fully diluted:
Average shares outstanding.............................      75,000
Net effect of dilutive stock options-
based on the treasury stock method
using the higher of average or
quarter-end market price..............................        2,941
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Total..................................................      77,941
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Net income.............................................      16,060
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Per share amount.......................................     $  0.21
                                                            =======

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